CERTIFICATE OF MERGER

(1) CONSTITUENT CORPORATIONS:

Acquisition Media Inc.
(A Nevada corporation)

Actionview International Inc.
(A Colorado corporation)

SURVIVING CORPORATION:

Acquisition Media Group, Inc.
(A Nevada corporation)

(2) A Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 92A.180 of the Nevada Revised Statutes.

(3) In accordance with NRS 92A.180, the shareholders of Acquisition Media Inc. were not required to approve the Plan of Merger.

In accordance with NRS 92A.180, the shareholders of Actionview International Inc. were not required to approve the Plan of Merger.

(4) Not applicable

(5) Article I of the Articles of Incorporation of the Surviving Corporation shall be amended as follows:

ARTICLE I

NAME

The name of the Corporation will be Actionview International Inc.

(6) A copy of the Plan of Merger is attached.

DATED: August 20, 2003

ACQUISITION MEDIA INC.

By ______________________
Richard Wilk, President

ACTIONVIEW INTERNATIONAL INC.

By ______________________
Richard Wilk, President